FOR IMMEDIATE RELEASE


MEDIA CONTACT:            STOCKHOLDER CONTACT:
Mary Ann Susco            Marco Acosta
(212) 850-1382                 (212) 850-1333
suscom@jwseligman.com          acostam@jwseligman.com

                 TRI-CONTINENTAL CORPORATION (NYSE: TY) DECLARES
                           FOURTH QUARTER DISTRIBUTION

NEW YORK, November 4, 2008 - The Board of Directors of Tri-Continental Corporation (NYSE: TY) today declared a fourth quarter distribution of $0.428 per share of Common Stock and $0.625 per share of Preferred Stock. Distributions on Common Stock will be paid on December 10, 2008 to Common Stockholders of record on November 28, 2008, and distributions on Preferred Stock will be paid on January 2, 2009 to Preferred Stockholders of record on November 28, 2008. The ex-dividend date for both the Common Stock and the Preferred Stock is November 25, 2008. Common Stockholders may elect to receive all or a portion of their distribution in additional shares.

The $0.428 per share distribution on the Common Stock is in accordance with the Corporation's distribution policy, which calls for quarterly distributions to Common Stockholders equal to 2.75% of the net asset value (NAV) attributable to the Corporation's Common Stock at the end of the prior calendar quarter (or approximately 11% annually), consisting of distributions of income, and one or both of net realized capital gains and returns of capital.

On October 7, 2008, Tri-Continental Corporation held a Special Meeting of Stockholders and announced that Stockholders approved a new investment management services agreement (the "New Agreement") between the Corporation and RiverSource Investments, LLC ("RiverSource"), a subsidiary of Ameriprise Financial, Inc. (Proposal 1), and elected ten new Directors to the Corporation's Board (Proposal 2). As described in the Corporation's proxy statement in respect of the Special Meeting, the effectiveness of each of Proposal 1 and Proposal 2 are contingent on the closing of the acquisition of J. & W. Seligman & Co. Incorporated ("Seligman"), the Corporation's current manager, by RiverSource (the "Acquisition"). The Acquisition is expected to occur in the fourth quarter of 2008. If the Acquisition does not take place, then the New Agreement will not become effective and the current management agreement between the Corporation and Seligman will continue in effect.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Tri-Continental Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

Distributions by the Corporation under its distribution policy may include a return of capital. A return of capital is not net profits of the Corporation (i.e., a return on your investment) but instead a return of a portion of your original investment.

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There is no guarantee that the Corporation's investment goals/objective will be met, and you could lose money.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by calling 800-TRI-1092. The prospectus should be read carefully before investing in the Corporation.